Exhibit 4.3

Execution Copy

PARTICIPATION INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

KPN TELECOM B.V.

AS “SELLER,”

PTT TELECOM KYIV

AS “TARGET”

AND

MOBILE TELESYSTEMS OJSC

AS “PURCHASER”

DATED AS OF NOVEMBER 5, 2002

i

EXHIBIT INDEX

Exhibit A	Escrow Agreement

Exhibit B-1	Form of Founding Agreement

Exhibit B-2	Form of Charter

Exhibit C	Company Participants’ Meeting Agenda

Exhibit D-1	Historical Financial Statements of Company

Exhibit D-2	Historical Financial Statements of Target

Exhibit F	Form of Waiver

Exhibit G-1	Form of Seller’s Certificate

Exhibit G-2	Form of Purchaser’s Certificate

Exhibit H	List of Management

Exhibit I-1	Form of Target Founding Agreement

Exhibit I-2	Form of Target Charter

Disclosure Schedule	Exceptions to Warranties Concerning the Company

PARTICIPATION INTEREST PURCHASE AGREEMENT

This PARTICIPATION INTEREST PURCHASE AGREEMENT (the “Agreement”) entered into as of November 5, 2002, by and among Mobile TeleSystems OJSC, an open joint stock company organized under the laws of the Russian Federation (the “Purchaser”); KPN Telecom B.V., a company organized under the laws of the Netherlands (the “Seller”), and PTT Telecom Kyiv, a limited liability company organized under the laws of Ukraine (the “Target”).  The Purchaser, the Seller, and the Target are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, the Seller is currently the direct sole shareholder of the Target, a limited liability company organized under the laws of Ukraine, with its registered address at 9/2, Chervonoarmiyska (Velyka Vasylkivska Street), Kyiv, Ukraine, identification code #                according to the Uniform State Register of Enterprises and Organizations of Ukraine;

WHEREAS, the Target is currently one of the participants in the Ukrainian-German-Dutch-Danish Joint Venture “Ukrainian Mobile Communications in Ukraine” (the “Company”), a company organized under the laws of Ukraine in the form of a limited liability company, with its registered address at 21, Moskovska Street, Kyiv, Ukraine, identification code #14333937 according to the Uniform State Register of Enterprises and Organizations of Ukraine, whose business includes, without limitation, the establishment and operation of public cellular communications networks in Ukraine, as well as provision of interregional and international communications services (the “Business”). The Target holds a participation interest equivalent to 1.0% of the registered charter capital of the Company (the “Company Participation Interest”). The other participants of the Company and their respective participation interests therein are as follows: the Seller (15.33%), Open Joint Stock Company Ukrtelecom (51%), TDC Mobile International A/S (16.33%), and Cetel B.V. (16.33%);

WHEREAS, concurrently with the entering into of this Agreement, (i) the Purchaser will enter into a participation interest purchase agreement with the Seller for the purchase of a 15.33% participation interest in the Company (the “KPN Purchase Agreement”); (ii) the Purchaser will enter into a participation interest purchase agreement with Cetel B.V. for the purchase of a 16.33% participation interest in the Company (the “Cetel Purchase Agreement”) and (iii) Cetel B.V. will enter into a participation interest purchase agreement with Open Joint Stock Company Ukrtelecom for the purchase of a 25% participation interest in the Company (the “Ukrtelecom Purchase Agreement”), which Cetel B.V. will subsequently assign to the Purchaser (collectively, the “Concurrent Purchase Agreements”);

WHEREAS, concurrently with the entering into of this Agreement, (i) Cetel B.V. will enter into a put and call option agreement with Open Joint Stock Company Ukrtelecom with regard to a 26% participation interest in the Company (the “Ukrtelecom Option Agreement”), which Cetel B.V. will subsequently assign to the Purchaser and (ii) the Purchaser will enter into a put and call option agreement with TDC Mobile International A/S with regard to a 16.33% participation interest in the Company (the “TDC Option Agreement”) (collectively, the “Option Agreements”);

WHEREAS, concurrently with the entering into of this Agreement and the Concurrent Purchase Agreements, (i) the Company and Telki Holding Company B.V. will enter into an amendment to the Credit Facility Agreement No. CO1-97/UA, dated January 5, 1997; (ii) the Company and Telki Holding Company B.V. will enter into an amendment to the Equipment and Service Credit Facility Agreement No. W01-95/UA, dated November 1, 1995; (iii) the Company and Deutsche Telekom AG will enter into an amendment to the Credit Facility Agreement No. C02-97/UA, dated January 5, 1997; (iv) the Company and Deutsche Telekom AG will enter into an amendment to the Equipment and Service Credit Facility Agreement No. W02-95/UA, dated November 1, 1995; (v) the Company and TDC Mobile International A/S will enter into an amendment to the Credit Facility Agreement No. C03-97/UA, dated January 5, 1997; and (vi) the Company and TDC Mobile International A/S will enter into an amendment to the Equipment and Service Credit Facility Agreement No. W03-95/UA, dated November 1, 1995  (collectively, the “Debt Restructuring Agreements”), each such amendment to become effective upon the Escrow Release;

WHEREAS, upon the completion of the transactions contemplated by this Agreement and each Concurrent Purchase Agreement, the Purchaser will hold a 57.67% participation interest in the Company and a call option with regard to the remaining 42.33% participation interest; and

WHEREAS, concurrent with the transactions described above, the Seller desires to sell, assign and deliver to the Purchaser, and the Purchaser desires to purchase and accept from the Seller, 100% of the participation interests of the Target (the “Participation Interest”), representing 100% of the charter capital of the Target, on the terms and subject to the conditions set forth herein (the “Acquisition”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective warranties covenants and agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS.

Section 1.1                                   Defined Terms.  As used herein, the terms set forth below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Acquisition” has the meaning given in the Recitals.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means any person that, directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning given in the Preamble.

“Amended Target Organizational Documents” has the meaning given in Section 2.4(ii).

“Applicable Rate” means three (3) month US$ LIBOR.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Building” has the meaning given in Section 4.14.

“Business” has the meaning given in the Recitals.

“Business Day” means any day other than a Saturday or Sunday on which banks in Moscow, Russia, are open for business and are not required or authorized to close.

“Cetel Purchase Agreement” has the meaning given in the Recitals.

 “Charter” means the Charter of the Company, as it may be amended from time to time and which is incorporated in the Founding Agreement and constitutes an integral part thereof.

“Closing” has the meaning given in Section 2.3.

“Closing Charter” has the meaning given in Section 5.4(i).

“Closing Date” has the meaning given in Section 2.3.

“Closing Founding Agreement” has the meaning given in Section 5.4(i).

“Closing Organizational Documents” means, collectively, the Closing Charter and the Closing Founding Agreement.

“Company” has the meaning given in the Recitals.

“Company Licenses” means, collectively, the licenses set forth on Annex III attached hereto.

“Company Participation Interest” has the meaning given in the Recitals.

“Concurrent Purchase Agreements” has the meaning given in the Recitals.

“Confidential Information” means any information concerning the businesses and affairs of the Target and the Company or any of the transactions contemplated by the Transaction Documents that is not already generally available to the public.

“Control” means the power to direct the management or policies of an entity, directly or indirectly, whether through the ownership of securities, by contract or otherwise (which power shall be deemed to be held by a Person with the direct or indirect ownership of (i) twenty-five percent (25%) or more of the share capital of an entity with respect to the definition of Control and/or Affiliate as used in Article IV hereof, and (ii) fifty percent (50%)

or more of the share capital of an entity with respect to the definition of Control and/or Affiliate as used in this Agreement other than in Article IV), and “Controlling” and “Controlled” have the corresponding meanings.

“Debt Restructuring Agreements” has the meaning given in the Recitals.

“Disclosure Schedule” has the meaning given in the introductory paragraph to Article IV.

“Employee Benefit Plan” means any deferred compensation or retirement plan or arrangement, contribution retirement plan or arrangement, benefit retirement plan or arrangement, or any employee welfare benefit plan or material fringe benefit plan or program.

“Environmental, Health, and Safety Laws” means all Ukrainian Laws concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“Equipment” means all of the operating fixtures and equipment of the Company, including, without limitation, any hardware or software component, base stations, base station controllers, mobile switching centers, radio and fiber optic transmission equipment,  antennas, prepaid system, voicemail and short message service, and support equipment for: activation and network management and network activation, monitoring, security, performance management and billing equipment.

“Essential Equipment” has the meaning given in Section 4.17(i).

“Escrow Agent” means the Person jointly selected by the Seller and the Purchaser who is or will be a party to the Escrow Agreement and will serve such function and perform such services as provided therein.

“Escrow Agreement” has the meaning given in Section 2.6.

“Escrow Release” has the meaning given in Section 2.6.

“Financial Statements” has the meaning given in Section 4.9.

“Foundation Documents” means the Founding Agreement and the Charter of the Company.

“Founding Agreement” means the Founding Agreement of the Company, as it may be amended from time to time.

“Handsets” means the terminals sold or otherwise provided by the Company to subscribers for using the Services.

“IFRS” means International Financial Reporting Standards, consistently applied throughout the periods indicated.

“Indemnified Party” has the meaning given in Section 8.4.

“Indemnifying Party” has the meaning given in Section 8.4.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation and due inquiry.  For the purposes of this definition, “due inquiry” shall be inquiry of the officers and employees of the Company set for in Exhibit H.

“Leased Real Property” has the meaning given in Section 4.14.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licensed IP Rights” has the meaning given in Section 4.15.

“Licenses” means each Company License and (a) any concession, license, permit or franchise for the provision of, or acquisition, construction, ownership, operation or other use of facilities relating to, (i) public mobile telecommunications services or (ii) the interconnection of ) public mobile telecommunications services facilities with other telecommunications facilities by microwave frequencies, fiber optic cable or other means and (b) any material consent, certificate of compliance, approval or authorization with respect to any such concession, license, permit or franchise that, in the case of either clause (a) or (b) above, has been granted or issued by the Ministry of Telecommunications of Ukraine, the State Committee of Ukraine on Telecommunications and Information or any other governmental entity.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning given in Section 4.9.

“Most Recent Fiscal Month End” has the meaning given in Section 4.9.

“Most Recent Fiscal Year End” has the meaning given in Section 4.9.

“Network” means the Equipment and Software and, to the extent used in the provision of the Services, the Owned Real Property, Sites and Leased Real Property together with all interconnections between such components or any such components and any other telecommunications system (whether by microwave frequencies, fiber optic cable or other means, but excluding such as used solely for the Company’s NMT 450i standard network) and any other interconnection with other public telecom networks, to the extent such interconnections have been configured, installed and operated by the Company.

“Obligation Currency” has the meaning given in Section 10.9.

“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned IP Rights” has the meaning given in Section 4.15.

“Owned Real Property” has the meaning given in Section 4.14.

“Participation Interest” has the meaning given in the Recitals.

“Parties” has the meaning given in the Preamble.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning given in Section 2.2.

“Purchaser” has the meaning given in the Preamble.

“Rules” has the meaning given in Section 10.7.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning given in the Preamble.

“Services” has the meaning given in Section 4.17.

“Sites” means the places where the Equipment is located, and related structures owned, leased or used by the Company at that location including, civil infrastructure, towers, masts, shelters, electrical power, heating and air conditioning.

“Software” means the computer programs and applications utilized by the Company for the provision of Services including, without limitation, in connection with the operation of the Network.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Target” has the meaning given in the Preamble.

“Tax” means any national, supranational, federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TDC Option Agreement” has the meaning given in the Recitals.

“Third Party Claim” has the meaning given in Section 8.4.

“Transaction Documents” mean, collectively, this Agreement, the Escrow Agreement, the Concurrent Purchase Agreements, the Option Agreements, the Debt Restructuring Agreements, and any agreement entered into to effect to such agreements, and any and all other documents, agreements, instruments, certificates, consents, waivers entered into or issued or to be entered into or issued by the Target or the Company or any of its Participants in relation thereto or in connection with the consummation of the Acquisition.

“UAC” means the Ukrainian Antimonopoly Committee or any successor governmental entity thereto.

“Ukrainian Law” means any statute, law, ordinance, rule, code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, ruling, decree or other requirement of any Ukrainian governmental authority.

“Ukrtelecom Option Agreement” has the meaning given in the Recitals.

“Ukrtelecom Purchase Agreement” has the meaning given in the Recitals.

ARTICLE II.
PURCHASE AND SALE OF TARGET PARTICIPATION INTEREST.

Section 2.1                                   Basic Transaction.

(i)                                     On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell and transfer to the Purchaser, all of the legal and beneficial ownership in the Participation Interest for the consideration specified below in this Article II.

(ii)                                  If, within the three (3) month period immediately following the Closing Date, the Purchaser or any Controlled Affiliate of the Purchaser sells a participation interest in the Company, or all or subsantially all of the assets of the Company, for a price based on a valuation higher than the valuation on which the Purchase Price has been based, then the Purchaser shall pay to the Seller, on a bank account designated by the Seller, within five (5) Business Days after the receipt of information regarding such bank account from the Seller, an amount reflecting the difference between the price that would have been payable had the higher valuation been applied in determining the Purchase Price and (i) if the commitment is made within the first month after the Closing Date, the Purchase Price, (ii) if the commitment is made after the first month, but prior to the end of the second month after the Closing Date, 105% (one hundred and five percent) of the Purchase Price, (iii) if the commitment is made after the second month, but prior to the end of the third month after the Closing Date, 110% (one hundred and ten percent) of the Purchase Price, (iv) if the commitment is made after the third month, but prior to the end of the fourth month after the Closing Date, 115% (one hundred and fifteen percent) of the Purchase Price, (v) if the commitment is made after the fourth month but prior to the end of the fifth month after the Closing Date, 120% (one hundred and twenty percent) of the Purchase Price, and (vi) if the commitment is made after the fifth month but prior to the end of the sixth month after the Closing Date, 125% (one hundred and twenty five percent) of the Purchase Price.

(iii)                               Within one week after the three (3) months referred to under (ii) above, the Purchaser shall give a notice to the Seller stating either that (a) neither the Purchaser nor any of its Controlled Affiliates sold a participation interest in the Company, or all or subsantially all of the assets of the Company, or (b) the Purchaser or a Controlled Affiliate sold a participation interest in the Company, or all or subsantially all of the assets of the Company, in which case such notice shall include the valuation with regard to the price of such sale and the date of the sale, together with all supporting documentation necessary to evidence the price valuation and date of the sale (the “Transfer Notice”).

Section 2.2                                   Purchase Price.  The purchase price to be paid by the Purchaser to the Seller for the Participation Interest shall be equal to US$ 3,368,035 (the “Purchase Price”).  The Purchaser agrees, at Closing, to pay the Purchase Price by delivery of cash in U.S. dollars to the Escrow Agent pursuant to the Escrow Agreement as provided for in Section 2.6 hereof.  In case Ukrainian Law provides for the payment in Ukrainian currency, the respective amount of Ukrainian currency shall be calculated in accordance with the official exchange rate as established by the Central Bank of the Ukraine on the Business Day such payment is made.  The Purchaser may at its option pay the Purchase Price to the Escrow Agent prior to Closing.

Section 2.3                                   The Closing.  Subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ING Barings Kiev, located at 28 Kominterna Street, 5th floor, 252032 Kiev, Ukraine, commencing at 9:00 a.m. local time on the date of the Closing Participants Meeting (the “Closing Date”).

Section 2.4                                   Transfer of the Participation Interest.

(i)                                     The Seller hereby undertakes to sell, transfer and assign to the Purchaser in accordance with the provisions of this Agreement full legal and beneficial title to all, but not less than all, of the Participation Interest, together with all rights connected with the Participation Interest including the right to participate in any undistributed profits attributable to the Participation Interest and not attributed before signing this Agreement and all rights and obligations of a participant which are connected with the ownership in the Participation Interest under Ukrainian Law and in accordance with the founding agreement and the charter of the Target.

(ii)                                  The Purchaser undertakes (A) to pay the Purchase Price in accordance with Section 2.2 of this Agreement and (B) to accept the sale and assignment of the Participation Interest and of all rights and obligations connected with the Participation Interest including the right to participate in any undistributed profits attributable to the Participation Interest and all rights and obligations of a participant which are connected with the ownership in the Participation Interest under Ukrainian law and in accordance with the founding agreement and charter of the Target.

(iii)                               On the Closing Date, the Seller shall conduct a participants’ meeting of the Target, at which such meeting the Seller shall approve the amended founding agreement and the charter of the Target in the form of Exhibits I-1 and I-2 attached hereto (the “Amended Target Organizational Documents”) such that the Purchaser becomes the sole participant in the Target.

(iv)                              The title to the Participation Interest is transferred to the Purchaser upon registration of, and shall be confirmed by a notarized copy of, the Amended Target Organizational Documents, fully registered as may be necessary under Ukrainian Law.

(v)                                 The Seller shall execute all de facto and legally required actions and shall submit to the Purchaser all documents necessary for the transfer of the Participation Interest and the official recording of the Purchaser’s ownership of the Participation Interest in accordance with Ukrainian Law. The Seller shall bear all costs associated therewith.

(vi)                              The Parties shall cooperate for the completion of all formalities related to the transfer of the Participation Interest and agree, that from time to time each Party shall consider and sign any document necessary in order to support the due and effective execution of this Agreement.

Section 2.5                                   Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 7.1 hereof, (ii) the Purchaser will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 hereof, (iii) the Seller will deliver to the Purchaser a notarized copy of a protocol of the participants’ meeting approving the Amended Target Organizational Documents, and (iv) the Purchaser will deliver to the Seller the consideration specified in Section 2.2 hereof in accordance with Section 2.6 hereof.

Section 2.6                                   Escrow Agreement.  The Seller shall enter into an escrow agreement, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), with the Purchaser and the Escrow Agent pursuant to which the Purchase Price shall be held in escrow and, subject to Section 2.7,  released to the Seller in accordance with the terms thereof in the event of the registration of the Amended Target Organizational Documents, as necessary under Ukrainian Law.  Such time as the Purchase Price is released to the Seller in accordance with the terms of the Escrow Agreement shall be referred to herein as the “Escrow Release.”

Section 2.7                                   Return of Purchase Price.  In the event that the registration of the Amended Target Organizational Documents, as necessary under Ukrainian Law, has not occurred within sixty (60) calendar days of the Closing Date, then (i) the Escrow Agent shall deliver to the Purchaser the balance of the Purchase Price plus any accrued interest thereon in accordance with the Escrow Agreement, and the Purchaser’s obligation to pay the Purchase Price shall terminate; (ii) the Seller’s obligation to transfer the Participation Interest shall terminate.

ARTICLE III.
WARRANTIES CONCERNING THE TRANSACTION.

Section 3.1                                   Warranties of the Seller.  The Seller warrants to the Purchaser that the statements contained in this Section 3.1 are true, accurate and not misleading as of the date of this Agreement and will be true, accurate and not misleading as of the Closing Date (and to that end shall be deemed repeated again at such date, as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1).

(i)                                     Organization.  Each of the Seller and the Target is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation.

(ii)                                  Authorization of Transaction.  Each of the Seller and the Target has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Seller and the Target, enforceable against each of the Seller and the Target in accordance with its terms and conditions.  Each of the Seller and the Target has given all notices and received all authorizations, consents, or approvals of any government or governmental agency necessary in order to execute this Agreement and will at the Closing have given or received such notices, authorizations, consents, or approvals necessary to consummate the transactions contemplated by this Agreement.

(iii)                               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Seller or the Target is subject or any provision of their respective foundation, charter or other organizational documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Target is a party or by which either is bound or to which any of its assets is subject to the extent that any of the foregoing events would affect the Seller’s ownership in the Target and/or the Company or negatively affect consummation of the Acquisition.

(iv)                              Brokers’ Fees.  Neither the Seller nor the Target has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser, the Target or the Company could become liable or obligated.

(v)                                 Ownership of Participation Interest.  The Seller holds of record and owns beneficially the Participation Interest, free and clear of any restrictions on transfer (other than any restrictions under applicable law), Taxes, security interests, mortgages, pledges, liens, encumbrances, charges, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any charter capital of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any charter capital of the Target.

(vi)                              Transfer Taxes.  No capital, transfer, stamp duty, stamp duty reserve or documentary, issuance or transfer taxes or duties are payable by or on behalf of either the Target or the Company on (A) the sale, transfer or delivery by the Seller of the Participation Interest pursuant hereto or the sale thereof, or (B) the consummation of the Acquisition or the consummation of the transactions contemplated by this Agreement.

(vii)                           Target.  Target is a holding company and has no operations and has no assets or Liabilities other than the lease agreement with the Company as described in Schedule 3.11(viii) and its participation interest in the Company as set forth in the Recitals to this Agreement, to which the Target has good and marketable title to, free and clear of any restrictions on transfer, Taxes, security interests, mortgages, pledges, liens, encumbrances, charges, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  For the avoidance of doubt, the Target has no Liability, and the Target shall not incur any Liability, arising out of, relating to or in connection with its failure to properly document and timely register the increase in its share capital and its acquisition of the Company Participation Interest.  Neither the Seller nor the Target is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller or the Target, as the case may be, to sell, transfer, or otherwise dispose of any capital stock of the Company.  Except for the Foundation Documents, neither the Seller nor the Target is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(viii)                        Target Financial Statements.  Attached hereto as Exhibit D-2 are the following financial statements: audited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended 31 December 2000 and 31 December 2001 for the Target. Such financial statements (including the notes thereto) have been prepared in accordance with International Accounting Standards (IAS) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates andthe results of operations of the Target for such periods, are correct and complete.

Section 3.2                                   Warranties of the Purchaser.  The Purchaser warrants to the Seller that the statements contained in this Section 3.2 are true, accurate and not misleading as of the date of this Agreement and will be true, accurate and not misleading as of the Closing Date (and to that end shall be deemed repeated again at such date, as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

(i)                                     Organization of the Purchaser.  The Purchaser is an open joint stock company duly organized and validly existing under the laws of the jurisdiction of its incorporation.

(ii)                                  Authorization of Transaction.  The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. As of the Closing Date only, the Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)                               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its foundation document, charter, bylaws or other organizational document or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject to the extent that any of the foregoing events would negatively affect the consummation of the Acquisition.

(iv)                              Brokers’ Fees.  The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

ARTICLE IV.
WARRANTIES CONCERNING THE COMPANY.

The Seller warrants to the Purchaser that the statements contained in this Article IV are true and accurate and not misleading as of the date of this Agreement and will be true and accurate and not misleading as of the Closing Date (and to that end shall be deemed repeated again at such date, as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except (i) in case the Closing Date has not occurred until 180 days after the date of this Agreement, the statements contained in Section 4.4 through Section 4.29 will only be true and accurate and not misleading as of the 180th day after the date of this Agreement (and to that end shall be deemed repeated again on the 180th day, as though the such 180th day was substituted for the date of this Agreement throughout this Article IV), (ii) as fairly disclosed and set forth in the disclosure schedule delivered by the Seller to the Purchaser on the date hereof and initialed by the Parties (the “Disclosure Schedule”), and (iii) to the extent such warranty shall be true as of a specific date, in which case such warranty shall be true as of such specified date. Nothing in the Disclosure Schedule relating to this Article IV shall be deemed adequate to disclose any exception to a warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a warranty made herein (unless the warranty relates specifically to the existence of the document or other item itself). The Disclosure Schedule will be arranged in numbered schedules corresponding to the corresponding sections contained in this Article IV.

Section 4.1                                   Organization, Qualification, and Corporate Power.  The Company is a legal entity duly organized and validly existing under the Ukrainian Law. The Company is duly authorized to conduct business under the Ukrainian Law. The Seller has delivered to the Purchaser correct and complete copies of the Foundation Documents (as amended to date). The Seller has delivered to the Purchaser complete and correct copies of the minute books (containing the records of meetings of the participants (also referred to as the “Board” in the Foundation Documents) and the board of directors and the management of the Company). The Company is not in default under or in violation of any provision of its Foundation

Documents. The Company has full corporate power and authority necessary to carry on the Businesses and to own and use the properties and assets owned and used by it.

Section 4.2                                   Capitalization.  The entire registered authorized charter capital of the Company consists of 781,662,169,174 “Units of Ukrainian Currency,” defined in the Foundation Documents as “one ruble or the equivalent of any future Ukrainian currency” (currently 7,816,621.69 Ukrainian hryvnia). The Company Participation Interest has been validly registered, fully paid, and is held of record by the Target, and neither the Company nor any current or past participant of the Company nor any third party has the right to demand any further payment or contribution with respect thereto. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights (other than as contained in the Debt Restructuring Agreements), exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its charter capital. There are no outstanding profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the charter capital of the Company other than provided for in this Agreement and/or the Foundation Documents.

Section 4.3                                   Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (excluding those transactions contemplated in the agreements, other than this Agreement, listed in the Recitals hereto and to which the Seller is not a party), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its Foundation Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the early redemption of, create in any party the right to redeem early, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as contemplated in this Agreement, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the consummation of the transactions contemplated by this Agreement (excluding those transactions contemplated in the agreements, other than this Agreement, listed in the Recitals hereto and to which the Seller is not a party).

Section 4.4                                   Licenses, Permits, and Authorizations

The Company has all material licenses, permits, and authorizations necessary to carry on the Business and to own and use the material properties and assets owned and used by it. As used in this Section 4.4, “material properties and assets” means any property and/or asset that, either individually or together with a group of related properties and/or assets, as applicable, is material to the operation of the Business.

Section 4.5                                   Directors and Officers

Schedule 4.5 of the Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement.

Section 4.6                                   Brokers’ Fees.  The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 4.7                                   Title to Assets.  The Company owns and has the right to possess, use and alienate the properties and assets used by it, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and (ii) properties and assets encumbered with Security Interests in the Ordinary Course of Business.

Section 4.8                                   No Subsidiaries.  The Company has established branches (in Russian “Filiatsi”) and territorial divisions (in Russian “Teritorialnie Upravlenia”) on the territory of Ukraine, and the Company has no ownership or equity interest whatsoever in any Person, nor any purchase or other commitments which would result in any such ownership or equity interest.

Section 4.9                                   Financial Statements.  Attached hereto as Exhibit D-1 are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended December 31, 1999, December 31, 2000, and December 31, 2001 (the “Most Recent Fiscal Year End”) for the Company; and (ii) unaudited balance sheets and statements of income, changes in shareholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2002 (the “Most Recent Fiscal Month End”) for the Company. Except as set forth in Schedule 4.9, the Financial Statements (including the notes thereto) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods are correct and complete.

Section 4.10                            Recent Events.  Since the Most Recent Fiscal Month End until the Closing Date, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company. Without limiting the generality of the foregoing, during that period:

(i)                                     the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than at arm’s length or in the Ordinary Course of Business;

(ii)                                  the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than US$100,000 or outside the Ordinary Course of Business;

(iii)                               no party (including the Company) has redeemed early, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$100,000 to which the Company is a party or by which it is bound;

(iv)                              the Company has not imposed any Security Interest upon any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(v)                                 the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than US$100,000 or outside the Ordinary Course of Business;

(vi)                              the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than US$100,000 or outside the Ordinary Course of Business;

(vii)                           the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than US$100,000 or outside the Ordinary Course of Business;

(viii)                        the Company has not delayed or postponed the payment of accounts payable and other Liabilities with a value greater than US$100,000 or outside the Ordinary Course of Business;

(ix)                                the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than US$100,000 or outside the Ordinary Course of Business;

(x)                                   the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property, other than at arm’s length or in the Ordinary Course of Business;

(xi)                                except as otherwise contemplated by the Transaction Documents, there has been no change made or authorized in the Foundation Documents of the Company;

(xii)                             the Company has not issued, sold, or otherwise disposed of any of its charter capital, or granted any options, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any participation interest in respect of its charter capital;

(xiii)                          the Company has not declared, set aside, or paid any dividend or made any distribution with respect to any participation interests in respect of its charter capital (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any such participation interest;

(xiv)                         except for customary wear and tear, the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)                            the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees other than in the Ordinary Course of Business;

(xvi)                         the Company has not entered into any employment contract with an annual base salary in excess of US$50,000 or any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement involving a change of more than US$50,000 or outside the Ordinary Course of Business;

(xvii)                      the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii)                   the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) involving a change of more than US$50,000 or outside the Ordinary Course of Business;

(xix)                           the Company has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx)                              the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

(xxi)                           the Company has not committed to any of the foregoing.

If, during the period between the date of this Agreement and the Closing Date, an event occurs or might occur that would result in a breach of one or more warranties set forth in this Section 4.10, then the Seller may disclose such event to the Purchaser; provided, however, that any such disclosure shall not modify any of the warranties given hereunder except to the extent the Purchaser has given its prior written approval to the specific actions of the Company and/or the Seller giving rise to such events and specifically waiving and/or specifically modifying the Purchaser’s rights hereunder.  To that end, the Seller shall have the right to submit a written request to the Purchaser, in accordance with Section 10.7, that the Purchaser give its prior written consent to the specific actions of the Company and/or the Seller that will or may result in the breach of a warranty set forth in this Section 4.10 and specifically waive and/or specifically modify the Purchaser’s rights hereunder.  In the event and to the extent that the Purchaser shall grant its prior written consent and/or waive and/or modify its rights hereunder pursuant to the Seller’s request, then the Seller and/or the Company, as applicable, may proceed with the specific actions set forth in the written request; provided, however, that the Purchaser shall be deemed to have given its prior consent to such actions if the Purchaser fails to consent or object to such actions within ten (10) Business Days after the Purchaser receives Seller’s written request therefor.  In the event that the Purchaser denies the Seller’s request within ten (10) Business Days after its receipt thereof, then the Seller and/or the Company, as applicable, shall not proceed with the specific actions set forth in such request.

Section 4.11                            Undisclosed Liabilities.  Except for Liabilities set forth in Schedules 4.9 and 4.13, the Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

Section 4.12                            Legal Compliance.  The Company has complied in all material respects with applicable Ukrainian Law, and the Company has not received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice that has been filed or commenced against it alleging any failure to so comply.

Section 4.13                            Tax Matters.

(i)                                     Since January 1, 1999, the Company has filed all Tax Returns that it was required to file in Ukraine. All such Tax Returns were correct and complete in all material respects as required under Ukrainian Law. Since January 1, 1999, all Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid (other than those Taxes that it is contesting in good faith and by appropriate proceedings). Other than in the Ordinary Course of Business, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return in Ukraine. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)                                  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii)                               Except for those Taxes that it is contesting in good faith and by appropriate proceedings, the Company does not expect any Ukrainian authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim in Ukraine concerning any material Tax Liability of the Company claimed or raised by any Ukrainian authority in writing. Schedule 4.13 of the Disclosure Schedule lists all Tax Returns filed by the Company for taxable periods ended on or after December 31, 2000, and indicates those Tax Returns that have been audited, and those Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all income (profit) Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

(iv)                              The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)                                 The Company is not a party to any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any Person (other than the Company), as a transferee or successor, by contract, or otherwise.

(vi)                              The unpaid Taxes of the Company in Ukraine (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set out in the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

Section 4.14                            Real Property.

(i)                                     Schedule 4.l4(i) of the Disclosure Schedule lists and briefly describes all of the buildings in which the Company has an ownership interest and in which the book value as per the Most Recent Balance Sheet exceeded an equivalent of US$500,000. The buildings listed on Schedule 4.14(i) (“Buildings”), along with the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, are referred to herein as “Owned Real Property.” With respect to the Owned Real Property:

(A)                              the Company owns and has the right to possess, use and alienate the Owned Real Property, and the Owned Real Property is held free and clear of any Security Interest and other restrictions which would impair the current use;

(B)                                there are no pending or, to the Knowledge of the Seller, threatened, condemnation proceedings, lawsuits, or administrative actions relating to any of the Owned Real Property or other matters affecting materially and adversely the current use thereof;

(C)                                each Building, and the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, has received all material approvals of governmental authorities required in connection with the ownership or operation thereof and has been operated and maintained in accordance with all material applicable laws, rules, and regulations. In the context of the foregoing, the term “material” does not include such approvals, licenses or permits that are of a routine or minor nature and that are customarily granted in due course after proper application therefor;

(D)                               there are no leases, subleases, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Buildings, or the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole (or a portion thereof as the case may be), to which the Company has an ownership interest, except to the extent that the current use of the building (or a portions thereof as the case may be) would not be materially impaired thereby;

(E)                                 there are no outstanding options or rights of first refusal to purchase any Building, or the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, or any portion thereof or interest therein; and

(F)                                 there are no parties (other than the Company) in possession of any Building, or the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, except to the extent that the current use of such Building or buildings comprising the Owned Real Property would not be materially impaired thereby.

(ii)                                  Schedule 4.l4(ii) of the Disclosure Schedule lists and briefly describes all of the premises leased or subleased to the Company and under which the annual lease or sublease payments by the Company exceed an equivalent of US$50,000. The buildings listed on Schedule 4.14(ii), along with the buildings housing base stations, switches or other equipment material to the operation of the Business, taken as a whole, are referred to herein as “Leased Real Property.” With respect to the Leased Real Property:

(A)                              the lease or sublease is legally valid, binding and enforceable, and in full force and effect;

(B)                                the lease or sublease will continue to be legally valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C)                                the Company is not in breach of, and the Company has not received any notice that any third party is in breach of, the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)                               the Company has not repudiated, nor has the Company received any notice that any third party has repudiated, any provision of the lease or sublease;

(E)                                 with respect to each sublease, the Company has not received any notice indicating that any of the warranties set forth in subsections (A) through (D) above are untrue, inaccurate or misleading with respect to the underlying lease;

(F)                                 all of the Leased Real Property has received all material approvals of governmental authorities required in connection with the leasing or operation thereof and has been operated and maintained in accordance with all material applicable laws, rules, and regulations. In the context of the foregoing, the term “material” does not include such approvals, licenses or permits that are of a routine or minor nature and that are customarily granted in due course after proper application therefor.

(iii)                               The Company does not directly or indirectly own any land.

Section 4.15                            Intellectual Property.

(i)                                     The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. Schedule 4.15(iii) of the Disclosure Schedule lists each such item of Intellectual Property owned by the Company (the “Owned IP Rights”), and Schedule 4.15(iv) of the Disclosure Schedule lists each such item of Intellectual Property leased by the Company (the “Licensed IP Rights”).

(ii)                                  The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(iii)                               With respect to each item of the Owned IP Rights:

(A)                              the Company has taken all necessary action to maintain and protect each item of the Owned IP Rights;

(B)                                the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license or other permission to use, or other restriction;

(C)                                the item is not subject to any outstanding injunction, judgment, order, decree, or ruling;

(D)                               no action, suit or proceeding is pending or, to the Knowledge of the Seller is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(E)                                 the Company has not agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item.

(iv)                              With respect to each item of the Licensed IP Rights:

(A)                              the Company possesses all right, title, and interest in and to the item free and clear of any Security Interest, license, or other restriction;

(B)                                the item is not subject to any outstanding injunction, judgment, order, decree, or ruling;

(C)                                no action, suit or proceeding is pending or, to the Knowledge of the Seller is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D)                               the Company has not agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item.

Section 4.16                            Company Licenses.

(i)                                     Schedule 4.16(i) of the Disclosure Schedule lists all of the licenses necessary to build, own and operate a mobile cellular communications network and to provide telecommunications services related thereto (the “Company Licenses”), and with respect to each such Company License, such Schedule sets forth the following information, as applicable: the type of Company License, the name, the issuer and number of the license, the frequency standard, the date of issue and term of the license, the region and/or city covered by the license, the frequency or frequencies authorized or reserved and the bandwidth.

(ii)                                  The Company (A) has paid all fees and charges imposed by any Ukrainian governmental entity which have become due and payable with respect to the Company Licenses and (B) has made appropriate provision in the Financial Statements as is required by IFRS, as the case may be, for any such fees and charges which were accrued and unpaid on the respective dates of such Financial Statements.

(iii)                               The Company has filed or otherwise submitted all registrations, applications or other filings, reports and other documents required under applicable Ukrainian Law by the Ministry of Telecommunications of Ukraine and the State Committee of Ukraine on Telecommunications and Information and any other governmental entity regulating the operation of telecommunication services related to the Company Licenses.

(iv)                              (A) each Company License issued to the Company is valid and in full force and effect, (B) no event has occurred and is continuing which could result in the revocation, termination or adverse modification of any Company License, (C) the Company is not in default under or in breach of any of the terms and conditions of any Company License, including without limitation any obligation to exploit any Company License, and (D) the Seller has no reason to believe that any such breach or default (or any event which could result in such breach or default) has occurred.

(v)                                 The Company has not been subject to any cancellation of frequencies with respect to any Company License.

(vi)                              No material (A) License from, (B) consent of, (C) filing with, (D) authorization or (E) other action of, the Ministry of Telecommunications of Ukraine, the State Committee of Ukraine on Telecommunications and Information or any other governmental entity is required to be received, made or filed by, or taken on behalf of, the Company with respect to the Network or the operation of the Business or the Company’s provision of the Services other than those that have already been received, made or filed by, or taken on behalf of, the Company, or those that the Company has timely and duly filed for upon a change in Ukrainian Law since the date hereof, with respect to the Network or the operation of the Business or the Company’s provision of the Services.

(vii)                           The Seller has provided to the Purchaser correct and complete copies of all of the Company Licenses.

Section 4.17                            Networks.

(i)                                     The Company operates an analog network of NMT 450i standard and a digital mobile network of GSM 900/1800 standard which are capable of providing service coverage to areas where approximately 65% of the population of Ukraine lives, with a dedicated interface signaling, voice and data backbone network to support hand-off capabilities. The Network provides the following services to subscribers in covered areas with telephone interconnect, including basic voice services, mobile terminated short messaging service, voice mail, call forwarding, call waiting, call forward unconditional, call forward busy, call forward no answer, call number identity presentation, call number identity restricted, hot line, do not disturb, three party calling, direct dial long-distance/international calling, automatic call delivery, automatic short message delivery with SMPP Interface, and voice-mail deposit and retrieval. The respective manufacturers of the Equipment have warranted to the Company that the Equipment has the capability to provide packet data and asynchronous data. (All of the foregoing, the “Services”.) The Network includes the essential types of Equipment listed in Schedule 4.17(i) of the Disclosure Schedule (the “Essential Equipment”) and is located on appropriate premises.

(ii)                                  The Network is in all material respects in compliance with all material standards imposed by Ukrainian Law to the extent necessary to provide the services and have passed acceptance tests under the standards specified in the documents evidencing final acceptance except where such final acceptance documents indicate otherwise.

(iii)                               The Network has been operated and maintained in all material respects in accordance with the instructions of the manufacturers/providers of the Equipment and the Software and meets in all material respects the functionalities and existing specifications. Each piece of the Essential Equipment and Software in the Network is materially compatible with each other piece of Essential Equipment and Software in the Network.

(iv)                              The Network is designed, deployed, operated, managed and maintained to provide and is capable of providing outdoor services in the coverage areas described in the maps set out in Schedule 4.17(iv) of the Disclosure Schedule that permit a subscriber to maintain communication 90% of the time in 90% of those locations in Ukraine where coverage is indicated in the map.

(A)                              In a drive test conducted by the Company on 15 June 2002, 98% of the measurements as reported in the test data showed a signal power of at least 90 dbm and 94.4% the measurements showed GSM quality of at least BER3.

(B)                                Access failure rate of the Network based upon data compiled from the switch and processed by management of the Company for the last week of June 2002, the overall access failure rate of the Network averaged 6%, measured by one day’s (Wednesday) average of call attempts.

(C)                                Interconnection blocking rate (interconnections from base stations to public networks) based upon data compiled from the switch and processed by the management of the Company for the last week of June 2002, the overall interconnection blocking rate averaged 1%, measured by one day’s (Wednesday) average of call attempts.

(D)                               Drop calls rate based upon data compiled from the drive test and processed by the management of the Company for the last week of June 2002, the overall drop calls rate averaged 2.5%, measured by the week’s average of connected calls.

(v)                                 The Network, as a whole, is designed to operate properly under a loading of traffic of approximately 1.2 million subscribers without material service interruptions.  As of the date of this Agreement, Network congestion is significant.

(vi)                              The Network is interconnected, directly or indirectly, with the public switched fixed and mobile networks set forth in Schedule 4.17 of the Disclosure Schedule.

(vii)                           “Network Management Reports” have been produced by the Company since October 1997. These reports are used by management in its evaluation of the Network and set forth the Network’s main operating parameters reported by the operation and management software and other report generating tools used by the Company in the Ordinary Course of Business.

(viii)                        The Company has the information systems necessary to support the provision of Services to customers, including, without limitation, the initial delivery of Services, tarification (correctly collecting, computing and transcribing operating data in accordance with applicable tariffs, including, without limitation, correctly applying the tarification standards established in Ukraine for the interconnection agreements with the other public networks in Ukraine), billing, and other customer services.

(ix)                                The Network supervisory and management systems achieve the basic level of functionality required for monitoring, fault management, configuration, accounting, efficiency and security with respect to the operation of the Network.

(x)                                   The sites for Equipment contain the power, heating and cooling capabilities and similar improvements necessary for the proper operation and maintenance of the Network at each such site that is required for the Network. They are in compliance in all material respects with the rules and standards generally accepted in the wireless industry in Ukraine.

(xi)                                To the Knowledge of the Seller, the Handsets purchased by the Company and used in the Business are compatible with the Equipment installed and the Network features. To the Knowledge of the Seller, the handset stocks are in good working order and proposed to be distributed and sold under commercial or promotional plans of the Company.

Section 4.18                            Contracts.  Schedule 4.18 of the Disclosure Schedule lists the material contracts and other agreements to which the Company is a party, including:

(i)                                     agreements (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of US$100,000 per annum;

(ii)                                  agreements (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year from the date of this Agreement, result in a loss to the Company, or involve consideration in excess of US$150,000;

(iii)                               agreements concerning a partnership or joint venture;

(iv)                              agreements (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of US$200,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible in excess of US$200,000;

(v)                                 agreements concerning confidentiality or noncompetition;

(vi)                              agreements with the Seller and its Affiliates (other than the Company);

(vii)                           profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plans or arrangements for the benefit of its current or former directors, officers, and employees;

(viii)                        collective bargaining agreements;

(ix)                                agreements for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of US$50,000 or providing severance benefits;

(x)                                   agreements under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)                                agreements which prohibit or restrict the Company from engaging in the Business as it is now being conducted, including, without limitation, any Contract that imposes any exclusivity requirements on the Company, that is material to the conduct of the Business;

(xii)                             agreements pursuant to which the Company may enforce warranty or similar obligations against manufacturers or other providers of Equipment or Software which Equipment or Software has a value in excess of US$200,000;

(xiii)                          agreements that involve amounts in excess of US$200,000 where (i) the obligations of the Company have not been performed or (ii) the performance or other obligations of which, are not reflected in the Financial Statements of the Company;

(xiv)                         human resources software and billing software agreements;

(xv)                            distribution agreements that involve amounts in excess of US$200,000 per annum or the performance of which will extend over a period of more than one year from the date of this Agreement;

(xvi)                         handset supplier agreements and other related contracts that involve amounts in excess of US$100,000;

(xvii)                      advertising agreements which involve annual payments which aggregate more than US$100,000;

(xviii)                   agreements which guarantee the performance of obligations of third-parties in excess of US$200,000;

(xix)                           interconnection contracts;

(xx)                              agreements with governmental entities regarding frequency clearances involving amounts greater than US$100,000;

(xxi)                           engineering agreements related to the build-out of systems that involve annual payments that aggregate more than US$200,000;

(xxii)                        agreements that require the Company to offer goods or services with a “most favored nation” provision;

(xxiii)                     agreements under which the consequences of a default or termination could have a material adverse effect on the Business;

(xxiv)                    agreements with (a) a director or member of the management of the Company (other than standard employment agreements), (b) an immediate family member of a director or member of the management, or (c) any Person (other than an individual) Controlled by a director or member of the management; and

(xxv)                       other agreements (or group of related agreements) the performance of which involves consideration in excess of US$250,000.

With respect to each such agreement, and unless noted otherwise in Schedule 4.18 of the Disclosure Schedule: (A) the agreement is legally valid, binding and enforceable against the Company and in full force and effect; (B) the agreement will continue to be legally valid, binding and enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not in material breach or default, nor has the Company received any notice that any third party is in material breach or default, and no material event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or early redemption, under the agreement; and (D) the Company has not repudiated any provision of the agreement, nor has the Company received any notice that any third party has repudiated any provision of the agreement.

Section 4.19                            Powers of Attorney.  Except as set forth in Schedule 4.19, there are no outstanding powers of attorney executed on behalf of the Company and issued (i) with the ability to generally bind or represent the Company or (ii) to enter into agreements or a series of related agreements in excess of US$25,000.

Section 4.20                            Insurance.  Schedule 4.20 of the Disclosure Schedule lists all insurance policies to which the Company is currently a party and sets out:

(i)                                     the policy number (where known);

(ii)                                  the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)                               the type of coverage;

(iv)                              the period of coverage; and

(v)                                 such other information concerning the scope and amount of coverage as made available to the Seller by the Company.

With respect to each listed insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices), nor has the Company received any notice that any third party is in material breach or default; and (D) the Company has not repudiated any provision thereof, nor has the Company received any notice that any third party has repudiated any provision thereof.

Section 4.21                            Litigation.  Schedule 4.21 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding court and arbitration injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, prosecution, arbitration, hearing, governmental audit, or investigation of, in, or before any court or quasi-judicial or administrative agency of Ukraine or before any arbitrator. None of the actions, suits, proceedings, prosecutions, arbitrations, hearings, governmental audits, and investigations set forth in Schedule 4.21 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company of over US$25,000. There is no claim, suit, litigation, proceeding, labor dispute, action, inquiry or investigation pending, or to the Knowledge of the Seller, threatened, seeking to delay, limit or enjoin the consummation of this Agreement and the other transactions contemplated by the Transactional Documents (excluding those transactions contemplated in the agreements, other than this Agreement, listed in the Recitals hereto and to which the Seller is not a party).

Section 4.22                            Employees.  No executive, senior key employee, or material group of employees has to date given notice of termination of their employment with the Company. Except as set forth in Schedule 4.22, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Seller, the Company has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

Section 4.23                            Employee Benefits.  Schedule 4.22 of the Disclosure Schedule describes each Employee Benefit Plan that the Company maintains or to which the Company contributes, and each complies in form and in operation in all material respects with all material applicable laws.

Section 4.24                            Guaranties.  The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

Section 4.25                            Environment, Health, and Safety.

(i)                                     The Company has complied in all material respects with the material Environmental, Health, and Safety Laws of Ukraine currently applicable to the Company, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure to so comply. Without limiting the generality of the preceding sentence, the Company has obtained and has in all material respects been in compliance with all material terms and conditions of all material permits, licenses, and other authorizations which are required under the all Environmental, Health, and Safety Laws of Ukraine.

(ii)                                  The Company has no material Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under the Environmental, Health, and Safety Laws of Ukraine applicable to the Company.

Section 4.26                            Certain Business Relationships with the Company.  Except for the Debt Restructuring Agreements, neither the Seller nor its Affiliates has been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and neither the Seller nor its Affiliates own any asset, tangible or intangible, which is used in the Business of the Company.

Section 4.27                            Unlawful Contributions.  To the Knowledge of the Seller, the Company has not (i) used any corporate funds for any contribution or other expense unlawful under Ukrainian Law applicable at the time of such contribution or other expense and relating to political activity, (ii) made any unlawful payment under Ukrainian Law to any Ukrainian government official or employee from corporate funds, or (iii) caused the Company to be in violation of any Ukrainian Law regulating the payments of bribes to government officials or employees.

Section 4.28                            Antitrust.  The Company is not currently or has no reason or notice to believe that it will be in the future a party to, or directly or indirectly concerned in, an agreement, arrangement, understanding or practice (whether or not legally binding) to which the Company is a party and which has been, is or may (i) contravene any Ukrainian Laws concerning competition; (ii) be registrable, unenforceable or void or rendering the Company or any of its officers, directors or employees liable to administrative, civil or criminal proceedings under any Ukrainian Laws concerning competition, or (iii) be the subject of any investigation by any competent Ukrainian authority in respect of any provision of any Ukrainian Laws concerning competition. The Company is not currently engaged in any conduct which amounts to the abuse of a dominant position in a market which may violate any Ukrainian Laws concerning competition. Schedule 4.28 of the Disclosure Schedule lists those instances in which the Company has been defined as a monopolist in Ukraine by a Ukrainian governmental entity.

Section 4.29                            Money Laundering and Unlawful Financial Activities.  The Company is not in violation of any Ukrainian Laws relating to money-laundering, unlawful financial activities, or control and prevention of terrorism.

ARTICLE V.
PRE-CLOSING COVENANTS.

Except as specifically noted below, the Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

Section 5.1                                   General.  Each of the Parties will use its best endeavors to take all action and to do all things necessary, proper and advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII hereof).

Section 5.2                                   Notices and Consents.  The Seller and the Target will each use its best endeavors to cause the Company to give any notices to third parties and to use its best endeavors to obtain any third party consents that are necessary in connection with the matters referred to in Section 4.3 hereof. Each of the Parties will (and the Seller will use its best efforts to cause the Company to) give any notices to, make any filings with, and use its best endeavors to obtain any authorizations, consents, and approvals of governments and appropriate governmental agencies necessary in connection with the matters referred to in Section 3.1(ii), Section 3.2(ii), and Section 4.3 hereof.

Section 5.3                                   Operation of Business.  The Seller and the Target will each use its best endeavors not to cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Target, and will use its best efforts not to permit the Company to, and the Target will not cause and will use its best efforts not to permit the Company to, (i) declare, set aside, or pay any dividend or make any distribution with respect to its equity securities or redeem, purchase, or otherwise acquire any of its equity securities, (ii) merge, amalgamate, consolidate with, or acquire any equity securities or all or substantially all assets of, any other Person, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.8 hereof.  The Seller and the Target are obligated from the date of entry into force of the present Agreement until the earlier of (i) the completion of the registration of the Amended Target Organizational Documents and the Closing Organizational Documents and (ii) the termination of this Agreement to exercise any rights arising from the Participation Interest and the Company Participation Interest, especially voting rights which it has or will have at the highest governing bodies of the Company as a participant, as necessary to consummate the transactions contemplated by this Agreement.

Section 5.4                                   Participants Meeting; Amendments to Foundation Documents.

(i)                                     The Seller and the Target will each use their best endeavors, as soon as practicable following date hereof, to cause a participants’ meeting of the Company to be convened for the purpose of approving an amended Founding Agreement of the Company substantially in the form of Exhibit B-1 attached hereto (the “Closing Founding Agreement”) and an amended Charter of the Company substantially in the form of Exhibit B-2 attached hereto (the “Closing Charter”) and for such other actions as are set forth in the form of Company Participants Meeting Agenda attached hereto as Exhibit C.

(ii)                                  The Target shall vote in favor of the approval of each of the Closing Founding Agreement and the Closing Charter.

Section 5.5                                   Preservation of Business.  Subject to Section 5.3, the Seller and the Target will each use its best endeavors to cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

Section 5.6                                   Full Access.  The Seller and the Target will each permit representatives of the Purchaser to have reasonable access during business hours to all relevant premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.  The Seller and the Target will each use its best efforts to cause the Company to permit representatives of the Purchaser to have reasonable access to all relevant premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

Section 5.7                                   Notice of Developments.  From the date hereof through the Closing, the Seller and the Target, as the case may be, shall give prompt written notice to the Purchaser and the Purchaser shall give prompt written notice to the Seller of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be or become materially incorrect or incomplete, or the discovery that any representation or warranty contained in this Agreement or in any exhibit or schedule was materially incorrect or incomplete at the time it was made, (ii) any failure by a Party to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto, (iii) the occurrence or non-occurrence of any event which will or may result in the material failure of any condition, covenant or agreement to be complied with or satisfied by it under this Agreement or any other Transactional Document, and (iv) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transactional Document or that such transactions otherwise may violate the rights of, or confer remedies upon, such Person.  No such notice provided pursuant to this Section 5.7  shall be deemed (i) to have amended the Disclosure Schedule, (ii) to have qualified the warranties contained in Article III or Article IV hereof, and (iii) to have cured any breach of warranty that otherwise might have existed hereunder by reason of such development.

Section 5.8                                   Exclusivity.  Neither the Seller nor its Affiliates nor the Target will (and the Seller and the Target will not cause or permit any of its representatives, and will use its best efforts not to permit the Company to), directly or indirectly, (i) solicit, initiate, or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of any charter capital or other voting securities, or any substantial portion of the assets of, of the Target or the Company (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its interest in the Target in favor of any such acquisition structured as a merger, consolidation, or share exchange, and will not permit the Target to, and the Target will not, vote its interest in the Company in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller and the Target each agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to the Company to which either the Seller or the Target is a party.

Section 5.9                                   Governmental Approval.

(i)                                     Each of the Parties will file (and the Seller and the Target will each use its best endeavors to cause the Company to file) any notification and report forms and related material that it may be required to file with the UAC, will use its best endeavors to obtain (and the Seller and the

Target will each use its best endeavors to cause the Company to use its best endeavors to obtain) termination of any applicable waiting period, and will make (and the Seller and the Target will each use its best endeavors to cause the Company to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(ii)                                  Each of the Seller and the Target is obliged to support the Purchaser in connection with the preparation of the application for the approval by the UAC or other relevant governmental authority of the transactions contemplated by this Agreement and in the course of the entire clearance procedure.  In the event that an order prohibiting such transactions is issued by the UAC or other relevant governmental authority, the Parties shall jointly use their commercially reasonable best endeavors to remove the reasons for such order.  In case the Purchaser decides to appeal against such order the Seller and the Target are each obliged to support the Purchaser with regard to the preparation of such appeal and in course of the respective proceedings.

Section 5.10                            Resignation from Corporate Bodies.  The Parties will use their best endeavors to cause the removal, not later than Closing, of the then-current members of the Supervisory Board of the Company and the Target from their position and the election of new members of this body of the Company and the Target in accordance with provisions as set out in the Closing Organizational Documents and the constitutive documents of the Target.

Section 5.11                            Waiver of Pre-Emptive Rights.  Each of the Seller and the Target shall waive any right of first refusal for the purchase of, or any pre-emptive rights with respect to, the sale and transfer of the any participation interests in the Company as contemplated by the Transaction Documents, including, but not limited to, waivers with regard to the Concurrent Purchase Agreements, and shall grant waivers with regard to the TDC Option Agreement and the Ukrtelecom Option Agreement, in each case substantially in the form of Exhibit F hereto.

Section 5.12                            No Acceleration, No Payments.  From the date hereof through Escrow Release neither the Seller nor any of the Seller’s affiliates shall take, exercise, or receive the benefit of any of its rights or interests in or with regard to each of the Equipment and Service Credit Facility Agreement No. W01-95/UA and the Credit Facility Agreement No. C01-97/UA, and, in each case, shall not institute any legal proceedings (including any proceedings for bankruptcy or insolvency or otherwise) in any jurisdiction with regard thereto, nor accelerate the principal amounts or any accrued interest thereunder, nor cause the Company to make any payments thereunder.

Section 5.13                            Retention of General Director.  From the date of the Closing until the Amended Organizational Documents have been registered, as necessary under Ukrainian Law, the Purchaser shall not cause the removal of the then-acting general director of the Company; provided, however, that the Purchaser shall be under no such obligation in the event that the general director causes damage to the Company or its business through dishonesty or fraud; engages in conduct of an illegal or criminal nature; or fails to perform his duties and/or fulfill his responsibilities in relation to the Company in a professional manner and with the skill generally expected of high level executive managers.

Section 5.14                            Registration of Target Charter.  The Seller and the Target shall register, as soon as practicable following the date hereof and as necessary under Ukrainian Law, the charter of the Target reflecting the contribution of 1% of the charter capital of the Company by KPN Telecom B.V.

ARTICLE VI.
POST-CLOSING COVENANTS.

The Parties agree as follows with respect to the period following the Closing.

Section 6.1                                   General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII hereof). The Seller acknowledges and agrees that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and the Company in the possession of the Target or in the possession of the Seller in its capacity as a participant in either the Target or the Company.

Section 6.2                                   Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will reasonably cooperate with it and its counsel in the contest or defense, reasonably make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII hereof).

Section 6.3                                   Transition.  For a period of two (2) years after the Closing Date, the Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Company to the Purchaser from and after the Closing.

Section 6.4                                   Confidentiality.  Each Party will treat and hold as such all of the Confidential Information of the other Parties and/or the Company, and refrain from using any of the Confidential Information of the other Parties and/or the Company except in connection with this Agreement; provided, however, such restriction shall not apply if and to the extent that:

(i)                                     the Party proposing to make such disclosure has been requested or is required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party/Parties and/or the Company; provided, however, that such Party will notify the other Party/Parties promptly of the request or requirement so that the other, nondisclosing Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4(i). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information of any other Party and/or the Company to any tribunal or else stand liable for contempt, such Party may disclose such Confidential Information to the tribunal; provided, however, that such disclosing Party shall use its best endeavors to obtain, at the request of the other Party/Parties, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party/ Parties shall designate;

(ii)                                  such disclosure by a Party is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law; or

(iii)                               the Confidential Information of the other Party/ Parties and/or the Company has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed by that Party.

Nothing in this Section 6.4 shall in any way affect the Purchaser’s ability to disclose Confidential Information relating to the Target or the Company to any third party after the Closing Date.

Section 6.5                                   Covenant Not to Compete.  For a period of two (2) years from and after the Closing Date, neither the Seller nor any Affiliate of the Seller will, except for entry into roaming agreements, engage directly or indirectly in the provision of GSM cellular network services in Ukraine; provided, however, that no ownership of less than 3% of the outstanding share capital of any publicly traded corporation shall be deemed to engage solely by reason thereof in such services; and further provided that the ownership of any corporation which after the Closing Date results from a merger or comparable transaction between (i) the Seller or an Affiliate of the Seller and (ii) a third party, the annual turnover of which constitutes more than 30% of the annual turnover of the Seller or of KPN Mobile N.V., and such transaction results in the ownership by the Seller or an Affiliate of the Seller of a Person directly or indirectly engaged in the provision of GSM cellular network services in the Ukraine, shall not be deemed a breach of this Section 6.5.  The Parties agree that they consider that the restrictions contained in this Section 6.5 are no greater than is reasonable and necessary to protect the legitimate business interests of the Purchaser; however, if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS.

Section 7.1                                   Conditions to Obligation of the Purchaser to Close.  The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the warranties set forth in Section 3.1 and Article IV hereof shall be true, accurate, and not misleading in all material respects at, and as of, the Closing Date;

(ii)                                  the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)                               the Company shall have procured all of the third party consents specified in Section 5.2 hereof, all of the corporate action specified in Section 5.4 hereof, and all of the resignations specified in Section 5.10 hereof;

(iv)                              no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any national, supranational, federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Participation Interest and to control the Target, (D) affect adversely the right of the Target to own the Company Participation Interest, or (E) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)                                 the Closing Participants Meeting has been duly convened in accordance with Ukrainian Law;

(vi)                              the Parties and the Company shall have received all authorizations, consents, and approvals of governments and governmental agencies necessary for the transactions contemplated by the Transaction Documents (excluding the Option Agreements), including, without limitation, such authorizations, consents, and approvals referred to in Section 3.1(ii), Section 3.2(ii), and Section 4.3 hereof (including any necessary approvals contemplated herein by the UAC);

(vii)                           the approval by the UAC of the purchase of Participation Interest under the present Agreement as well as approvals of the UAC in respect of the acquisition of participatory interests in the Company as contemplated by this Agreement and the Concurrent Purchase Agreements;

(viii)                        the Escrow Account shall have been opened in accordance with the Escrow Agreement;

(ix)                                each of the Concurrent Purchase Agreements, the Option Agreements, and the Debt Restructuring Agreements, in each case, in form and substance satisfactory to the Purchaser, has been executed and delivered by all parties thereto and, except for the Debt Restructuring Agreements, are in full force and effect;

(x)                                   all waivers of any right of first refusal for the purchase of, or any pre-emptive rights with respect to, the sale and transfer of any participatory interest in the Company as contemplated by the Transaction Documents, including prospective waivers with regard to the Ukrtelecom Option Agreement and the TDC Option Agreement, in each case substantially in the form of Exhibit F hereto, have been granted by the relevant parties;

(xi)                                the charter of the Target reflecting the contribution of 1% of the charter capital of the Company by KPN Telecom B.V. shall have been fully registered as necessary under Ukrainian Law;

(xii)                             the Seller shall have delivered to the Purchaser a certificate in the form of Exhibit G-1 to the effect that each of the conditions specified above in Section 7.1(i)-(xi) is satisfied in all respects;

(xiii)                          each of the conditions set forth in Section 7.1 of the Cetel Purchase Agreement, Section 7.1 of the KPN Purchase Agreement and Section 7.1 of the Ukrtelecom Purchase Agreement have, in each case, been satisfied in accordance with the terms thereof;

(xiv)                         the Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Target and each director and officer of the Company elected or appointed upon the Seller’s proposal other than those whom the Purchaser shall have specified in writing at least ten (10) Business Days prior to the Closing; and

(xv)                            the Purchaser shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing; and

(xvi)                         all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser as contemplated in this Agreement.

The Purchaser may waive any condition specified in this Section 7.1 if in writing and executed by a duly authorized executive officer of the Purchaser at or prior to the Closing.

Section 7.2                                   Conditions to Obligation of the Seller to Close.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the warranties set forth in Section 3.2(i) - (iv) hereof shall be true, accurate, and not misleading in all material respects at and as of the Closing Date;

(ii)                                  the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)                               no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)                              the Escrow Account shall have been opened in accordance with the Escrow Agreement;

(v)                                 the Purchaser shall have delivered to the Seller a certificate in the form of Exhibit G-2 to the effect that each of the conditions specified above in Section 7.2(i)-(iv) is satisfied in all respects;

(vi)                              the Parties and the Company shall have received all authorizations, consents, and approvals of governments and governmental agencies necessary for the transactions contemplated by this Agreement, including, without limitation, such authorizations, consents, and approvals referred to in Section 3.1(ii), Section 3.2(ii) and Section 4.3 hereof (including any necessary approvals of the transactions contemplated herein by the UAC); and

(vii)                           the Purchaser shall have received, if necessary pursuant to Russian legislation, a license from the Central Bank of the Russian Federation in connection with its issuance of the Guarantees dated the date hereof between the Purchaser and Telki Holding Company B.V.

The Seller may waive any condition specified in this Section 7.2 if in writing and executed by a duly authorized executive officer of the Seller at or prior to the Closing.

ARTICLE VIII.
REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 8.1                                   Survival of Warranties.  All of the warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years from the Closing Date.

Section 8.2                                   Indemnification Provisions for Benefit of the Purchaser.

(i)                                     Subject to Section 8.2(ii), in the event the Seller breaches any of its warranties contained herein, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to Section 10.7 below within the period set forth in Section 8.1, then the Seller agrees to indemnify the Purchaser from and against any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)                                  The Seller’s obligation to indemnify the Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any warranty of the Seller shall be limited as follows:

(A)                              The Seller shall not be liable to the Purchaser in respect of any warranties given under any agreement to which the Seller is not a party.

(B)                                The Seller shall only be obligated to indemnify, or be liable for breach of warranty to, the Purchaser on any other basis after and insofar as the Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a $1,500,000 aggregate threshold (at which point the Seller will be obligated to indemnify, or be liable for breach warranty to, the Purchaser on any other basis from and against all such Adverse Consequences, including, for the avoidance of doubt, Adverse Consequences suffered prior to reaching such threshold); provided, however, that any obligation of the Seller to indemnify or be liable to the Purchaser with respect to Adverse Consequences that arise as a result of any breach of warranty after such aggregate threshold has been reached shall not arise with regard to Adverse Consequences of less than $25,000 per specific event giving rise to Adverse Consequences; and further provided that, to the extent that such threshold is reached solely by reason of claims related to a breach of Section 4.13 (to the extent that such breach relates to profits tax), the Seller shall not be obligated to indemnify the Purchaser for Adverse Consequences by reason of any other breaches of warranties contained in Article IV (but shall be obligated to indemnify the Purchase for the Adverse Consequences arising as a result of a breach of Section 4.13) until such other breaches result in Adverse Consequences in excess of a $1,500,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences, including, for the avoidance of doubt, Adverse Consequences suffered prior to reaching such threshold);

(C)                                To the extent that an Adverse Consequence has arisen as the result of a breach of a warranty contained in Article IV hereof, the Seller’s obligation to indemnify or be liable to the Purchaser from and against such Adverse Consequence shall, in the aggregate, be limited to 1% of the total amount of such Adverse Consequence irrespective of whether any third party that sold a participation interest in the Company to the Purchaser is liable or not liable for any damages under its respective participation interest purchase agreement (for the avoidance of doubt, this limitation shall not apply to the threshold set forth in subparagraph A above);

(D)                               Subject to subparagraph (F) below, the aggregate amount for which the Seller shall have an obligation to indemnify or be liable to the Purchaser from and against pursuant to this Section 8.2 with regard to breaches of warranties contained in Article IV shall not exceed 50% of the Purchase Price;

(E)                                 The aggregate amount for which the Seller shall have an obligation to indemnify or be liable to the Purchaser from and against pursuant to this Section 8.2 with regard to breaches of warranties in contained in Sections 4.1, 4.2, 4.3, 4.13 (to the extent that such breach relates to profits tax or VAT), and 4.16 (to the extent that such breach results in the revocation, suspension, or a material change in the terms of a Company License) shall not exceed 100% of the Purchase Price;

(F)                                 There shall be no limit to the aggregate amount for which the Seller shall have an obligation to indemnify or be liable to the Purchaser from and against pursuant to this Section 8.2 with regard to breaches of warranties set forth in Article III;

(G)                                In the event that a breach of any of the warranties given by the Seller in Article IV (other than a breach caused by a direct act or omission of the Seller) prevents consummation of the Acquisition, the Seller shall only be obliged to indemnify the Purchaser for all Transaction Costs.  For the purpose of this paragraph (G) only, “Transaction Costs” means any and all costs, fees expenses and liabilities actually incurred by the Purchaser in negotiating the Transaction Documents to which the Seller and/or the Seller’s Affiliates is a party.  For the avoidance of doubt and other than as set forth in this paragraph (G), the Seller shall not be liable to the Purchaser for any other costs, loss or liability which the Purchaser may suffer as a result of the Acquisition not being consummated as a result of a breach of any of the warranties in Article IV.

(H)                               For the avoidance of doubt, in no event shall the aggregate amount for which the Seller shall be liable to the Purchaser with respect to breaches of any or all warranties contained in Article IV exceed 100% of the Purchase Price;

(I)                                    The Seller shall not be liable to the Purchaser in respect of any Adverse Consequences unless the Purchaser has notified the Seller within two (2) years of the Closing Date of the fact, matter or circumstance giving rise to the Adverse Consequences and, within twelve (12) months after such notification, the relevant claim has either been settled by the Parties or an arbitration proceeding has been filed with respect to such claim;

(J)                                   For the avoidance of doubt, regardless of the number of warranties breached by any one event, matter, fact or circumstance giving rise to a claim under this Agreement, the Seller shall not be required to indemnify or be liable to the Purchaser for an amount greater than the Adverse Consequences arising from such event, matter, fact or circumstance.

Section 8.3                                   Indemnification Provisions for Benefit of the Seller.

(i)                                     Subject to Section 8.2(ii)(J)(ii), in the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its warranties contained herein, and, if there is an applicable survival period pursuant to Section 8.1 hereof, provided that the Seller makes a written claim for indemnification against the Purchaser pursuant to Section 10.7 below within such survival period, then the Purchaser agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)                                  The Purchaser shall not be obligated to indemnify the Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any warranty of the Purchaser until the Seller has suffered Adverse Consequences by reason of all such breaches in excess of a $1,500,000 aggregate threshold (at which point the Purchaser will be obligated to indemnify the Seller from and against all such Adverse Consequences; provided, however, that any obligation of the Purchaser to indemnify the Seller after such aggregate threshold has been reached shall not arise with regard to Adverse Consequences of less than $25,000.

(iii)                               For the avoidance of doubt, regardless of the number of warranties breached by any one event, matter, fact or circumstance giving rise to a claim under this Agreement, the Purchaser shall not be required to indemnify the Seller for an amount greater than the Adverse Consequences arising from such event, matter, fact or circumstance

Section 8.4                                   Matters Involving Third Parties.

(i)                                     If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)                                  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)                               So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(ii) hereof, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(iv)                              In the event any of the conditions in Section 8.4(ii) hereof is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

Section 8.5                                   Determination of Adverse Consequences.  The Parties shall make appropriate adjustments for insurance coverage and shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article VIII. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

Section 8.6                                   Exclusive Remedies.  The foregoing indemnification provisions shall be the Parties’ exclusive remedy for or arising out of a breach of warranty hereunder.  The indemnification provisions exclude, and are not in addition to but in derogation of, any statutory, equitable, common law or other remedy any Party may have for or arising out of a breach of warranty hereunder and the Parties agree that they shall not seek any other remedy for or arising out of a breach of warranty hereunder.  The Seller hereby agrees that it will not make any claim for indemnification against the Company by reason of the fact that it was an agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

Section 8.7                                   Miscellaneous.

(i)                                     Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Seller in respect of a claim under this Agreement arising as a result of any fraud, willful misconduct or willful concealment.

(ii)                                  The Purchaser acknowledges that it has not relied on or been induced to enter into this Agreement by any representation, warranty or undertaking that is not expressly set out in this Agreement.

The Seller shall not be liable to the Purchaser (in equity, contract, tort (including negligence) under the Misrepresentation Act 1967 or in any other way) for a representation or warranty that is not set out in this Agreement.

ARTICLE IX.
EFFECTIVENESS AND TERMINATION.

Section 9.1                                   Effectiveness of Agreement.  This Agreement shall be binding upon its signing and shall become effective upon the date hereof (subject to termination pursuant to Section 9.2 below).  This Agreement shall remain in full force and effect until completion of all obligations of the Parties or until terminated pursuant to Section 9.2 below.

Section 9.2                                   Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)                                     the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)                                  the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material warranty, or covenant contained in this Agreement in any respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, if subject to cure, (B) in the event of the failure of any condition precedent under Section 7.1 that is incapable of being satisfied, or

(C) if the Closing shall not have occurred on or before the 180th day after the date hereof by reason of the failure of any condition precedent under Section 7.1 hereof; and

(iii)                               the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach, if subject to cure, has continued without cure for a period of thirty (30) days after the notice of breach (B) in the event of the failure of any condition precedent under Section 7.2 that is incapable of being satisfied, or (C) if the Closing shall not have occurred on or before the 180th day after the date hereof by reason of the failure of any condition precedent under Section 7.2 hereof.

Section 9.3                                   Effect of Termination.  Subject to Section 6.4, if any Party terminates this Agreement pursuant to Section 9.2 hereof, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE X.
MISCELLANEOUS.

Section 10.1                            Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best endeavors to advise the other Parties prior to making the disclosure).

Section 10.2                            Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 10.3                            Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, such approval not to be unreasonably withheld.

Section 10.4                            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.5                            Headings.  The table of contents, exhibit index, and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6                            Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(i)                                     If to the Seller:

KPN Telecom B.V.

Attn: Mr. A.W. Nauta

Maanplein 5

2516 CK Den Haag

The Netherlands

Telecopy:  +31 70 446 0675

with a copy to:

Loyens & Loeff
Attn: Mr. W.H. Booysen
Weena 690
3012 CN Rotterdam

The Netherlands

Telecopy:  +31 10 404 75 90

(ii)                                  If to the Target:

KPN Telecom B.V.

Attn: Mr. A.W. Nauta

Maanplein 5

2516 CK Den Haag

The Netherlands

Telecopy:  +31 70 446 0675

with a copy to:

Loyens & Loeff
Attn: Mr. W.H. Booysen
Weena 690
3012 CN Rotterdam

The Netherlands

Telecopy:  +31 10 404 75 90

(iii)                               If to the Purchaser:

Mobile TeleSystems OJSC

Marksistskaya Street, 4

Moscow 109147 Russian Federation

Telecopy:  +7-095-915-7425

Attention:  Mikhail A. Smirnov, President

with a copy to:

Latham & Watkins
Ulitsa Gasheka, 7
Ducat II, Suite 900
Moscow 123056 Russian Federation

Attention:  Anna Goldin, Esq.
Facsimile:  +7-095-785-1235

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.7                            Dispute Resolution.  Upon written notice to all Parties to this Agreement and the Arbitration Institute of the Stockholm Chamber of Commerce, any dispute, controversy or claim between any Parties hereto arising out of, relating to or in connection with this Agreement, including its existence, validity or termination, shall be referred to and resolved by final and binding arbitration under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in effect on the date any arbitration commences (the “Rules”), which Rules are deemed to be incorporated by reference into this clause.  The place of the arbitration shall be Stockholm, Sweden, and the award shall be deemed to have been made there.  The tribunal may hold hearings, meetings, and deliberations at any place it deems appropriate, having regard to the circumstances of the arbitration.  The tribunal shall be comprised of three arbitrators to be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce in accordance with the Rules.  The tribunal shall neither have nor exercise any power to act as amiable compositeur or ex aequo et bono or to award special, indirect, consequential, or punitive damages.  The language of the arbitration shall be English.  Judgment upon any arbitral award may be entered in any court of competent jurisdiction.  Court jurisdiction under Sections 45 and 69 of the United Kingdom’s Arbitration Act of 1996 shall not apply.  Any Party to this Agreement may intervene in any arbitral proceeding commenced under this Agreement.

Section 10.8                            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.  NO EFFECT SHALL BE GIVEN TO ANY CONFLICT OF LAW PROVISION OR RULE OF ANY JURISDICTION OTHER THAN ENGLAND AND WALES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN ENGLAND AND WALES.

Section 10.9                            Judgment Currency.  The obligation of the Parties to make payments under this Agreement is in U.S. dollars (the “Obligation Currency”) and such obligation shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in any currency other than the Obligation Currency or any other realization in such other currency, whether as proceeds of set-off, security, guarantee, distributions, or otherwise, except to the extent to which such tender, recovery or realization shall result in the receipt by the Party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder.  The Party liable to make such payment agrees to indemnify the Party which is to receive such payment for the amount (if any) by which such receipt shall fall short of the full amount of the Obligation Currency expressed to be payable hereunder and the party which is to receive such payment agrees to pay to the party liable to make such payment the amount (if any) by which such receipt, shall exceed the full amount of the Obligation Currency, and, in each case, such obligation shall not be affected by judgment being obtained for any other sums due under this Agreement.  The Parties agree that the rate of exchange which shall be used to determine if such tender, recovery or realization shall result in the receipt by the party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder shall be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the business day preceding that on which the judgment becomes a final judgment.

Section 10.10                     Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies on any other Person other than the Parties and their respective successors and permitted assigns.  For the avoidance of doubt, a person who is not a Party to this Agreement for the time being has no right under the English Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement

Section 10.11                     Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

Section 10.12                     Remedies Cumulative.  Subject to Section 8.6, the rights, powers and remedies provided to a Party in this Agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or any other agreement.

Section 10.13                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.14                     Expenses.  Each of the Parties and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Company has not borne and will not bear any of the Seller’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

Section 10.15                     Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any national, supranational, federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each warranty and covenant contained herein shall have independent significance. If any Party has breached any warranty or covenant contained herein in any respect, the fact that there exists another warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first warranty or covenant.

Section 10.16                     Payment of Taxes.  Each Party shall be responsible for their respective transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement.  Any such taxes shall be paid by such Party responsible for such Taxes when due, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, required by applicable law.

Section 10.17                     Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.18                     Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.7 hereof), in addition to any other remedy to which they may be entitled, at law or in equity.

(Signature page follows.)

IN WITNESS WHEREOF, each of the Parties hereto have caused this Participation Interest Purchase Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, as of the date first above written.

MOBILE TELESYSTEMS OJSC

/s/ Mikhail A. Smirnov
By:	Mikhail A. Smirnov
Title:	President

/s/ Viktor I. Kondratyev
By:	Viktor I. Kondratyev
Title:	Chief Accountant

KPN TELECOM B.V.

/s/ Sebastiaan van Loosdrech
By:	Sebastiaan van Loosdrech
Title:	Authorized by Power of Attorney

PTT TELECOM KYIV

/s/ Sebastiaan van Loosdrech
By:	Sebastiaan van Loosdrech
Title:	Authorized by Power of Attorney

Signature page to Participation Interest Purchase Agreement.